EXHIBIT 15


Denbury Resources Inc.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Denbury Resources Inc. (the "Company"), for the three and nine month periods ended September 30, 2001 and 2000 as indicated in our report dated November 14, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, is incorporated by reference in the Forms S-8 (Registration Statements Nos. 333- 63198, 333-1006, 333-27995, 333-55999, 333-70485, 333-39172 and
333-39218), Form S-3, Registration Statement No. 333-57382 and Form S-4, Registration Statement No. 333-72106-01, of Denbury Resources Inc.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Dallas, Texas
November 14, 2001